EXHIBIT 23.1


                             CONSENT OF ACCOUNTANTS


The Board of Directors and Shareholders
Gentle Dental Service Corporation:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 333-25315 and 333-25319) of Gentle Dental Service Corporation of our report dated February 20, 1998, except as to note 14 which is as of March 16, 1998, relating to the consolidated balance sheets of Gentle Dental Service Corporation and subsidiaries as of December 31, 1996 and 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the two year period ended December 31, 1997, which report appears in this Annual Report on Form 10-KSB of Gentle Dental Service Corporation. Our report refers to the report of other auditors for the separate financial statements of Gentle Dental Service Corporation included in the 1996 financial statements restated for the 1997 pooling of interests between Gentle Dental Service Corporation and GMS Dental Group, Inc. and subsidiaries.


                              KPMG PEAT MARWICK LLP


Orange County, California
March 30, 1998